Our Glass, Inc.

P.O. Box 110310,

Naples, Florida 34108-0106

August 18, 2008

William Thompson

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

RE:

Our Glass, Inc.

Form 10-KSB  for the Year Ended December 31, 2007

Commission File No.  0-50937

Dear Mr. Thompson,

In connection with our 10-KSB/A filing and our supplemental written responses to your comment letter dated July 22, 2008, Our Glass, Inc., a Nevada corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Our Glass, Inc.

/s/ Cosmo Palmieri, Chief Executive Officer